Exhibit 99.3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004



                                    FORM 8-K

                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report January 13, 2000
                                        ----------------

                        (Date of earliest event reported)




                         HUGHES ELECTRONICS CORPORATION
             (Exact name of registrant as specified in its charter)



STATE OF DELAWARE                      0-26035              52-1106564
(State or other jurisdiction of      (Commission         (I.R.S. Employer
incorporation or organization)        File Number)      Identification No.)






                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                                 (310) 662-9688
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

                         HUGHES ELECTRONICS CORPORATION

ITEM 5.  OTHER EVENTS

   On January 13, 2000, Hughes Electronics Corporation (Hughes) issued a press release which announced that The Boeing Company will acquire the Hughes satellite systems businesses. Hughes' press release is included as Exhibit 99.1. Hughes' third quarter 1999 financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, which were included as items 1 and 2 to the Hughes Electronics Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, have been restated to reflect the satellite systems businesses as discontinued operations and are included as
Exhibit 99.2 to this Form 8-K.


            Exhibit 99.1 Hughes' press release dated January 13, 2000

            Exhibit 99.2 Hughes' third quarter 1999 financial statements and
                         Managements Discussion and Analysis of Financial Condition and Results of Operations

            Exhibit 27   Financial Data Schedule (for SEC information only)




                                   * * * * * *


                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                        (Registrant)


Date      February 18, 2000
          -----------------

                                          By
                                          /s/  Roxanne S. Austin
                                          ------------------------------
                                          (Roxanne S. Austin,
                                           Chief Financial Officer)




                                                                   Exhibit 99.1

HUGHES ANNOUNCES ACTIONS TO FOCUS COMPANY ON HIGH-GROWTH SERVICE
BUSINESSES

Satellite Systems Operations Will Be Sold to Boeing in All Cash Transaction of $3.75 Billion

Company to Refocus Wireless Manufacturing Operations to Concentrate on Broadband Opportunities Expects $275 Million Charge to 4th Quarter 1999Earnings

Remaining Operations to be Structured in Two New Sectors Focused on Consumer Entertainment and Enterprise Communications

EL SEGUNDO, Calif., Jan. 13, 2000 - Hughes Electronics Corporation today announced major changes in its corporate structure and business mix that are designed to sharply focus the company's resources and management attention on its high-growth entertainment, information and business communications services businesses. Included in the actions are the sale of Hughes' satellite systems operations, a strategy to discontinue certain wireless manufacturing activities and focus on wireless broadband opportunities, and the appointment of two top-level executives to concentrate the company's service operations on two distinct customer groups - individual consumers, and business-to-business "enterprise" customers.

"These strategic moves accelerate the transformation of Hughes into a highly focused entertainment and data information services and distribution company," said Michael T. Smith, chairman and CEO of Hughes. "We will now be in a stronger position to fuel the growth of our high-growth service businesses, focus more intensely on customer needs, and devote resources to the integration of new broadband and interactive services."

Boeing to Acquire Satellite Systems Operations

In the first of the actions, Hughes and The Boeing Company today announced that Boeing will acquire the Hughes satellite systems businesses in an all-cash transaction of $3.75 billion.

Included in the acquisition is Hughes Space and Communications Company, the world leader in communications satellites; Hughes Electron Dynamics, a leading supplier of electronic components for satellites; and Spectrolab, a premier provider of solar cells and panels for satellites. The units have a combined workforce of about 9,000employees, primarily in the Los Angeles area. The operations are expected to have 1999 revenues of $2.3 billion, and currently have a backlog of more than 36 satellites valued at more than $4 billion.

The transaction is subject to regulatory and government review, and is expected to close by mid-year.

This acquisition will allow Boeing to take a significant step forward in executing its strategic vision of becoming an industry leader in integrated space and airborne information systems. The Hughes satellite business, coupled with Boeing's already strong large-scale systems integration capabilities, will enable Boeing to offer unparalleled integrated space, air and terrestrial information and communications systems to its customers. Boeing anticipates substantial growth in these large, complex systems that are often referred to as "systems of systems" in both the commercial and government markets.

"Vast talent and expertise resides within the Hughes satellite manufacturing companies, and this move significantly strengthens the position of both the Boeing and Hughes space businesses, which are highly complementary," Smith said.

Also as a result of the transaction, Hughes will become one of Boeing's largest customers, with contracts in place for five HS 601 HP satellites for PanAmSat and DIRECTV(R), and five HS 702 satellites for PanAmSat and the new Hughes SpacewayTM broadband system.

Wireless Manufacturing Reduced; Investment Shifted to Broadband

At the same time, Hughes announced plans to narrow the focus of its wireless business at Hughes Network Systems (HNS), located in Germantown, Maryland. As a result of this decision, HNS' wireless business will focus on its leading broadband point-to-multipoint product line and discontinue its mobile cellular and narrow band local loop product lines. HNS will fulfill its outstanding contractual obligations for these discontinued product lines. Resulting from these actions, Hughes will record a fourth quarter pre-tax charge of approximately $275 million.

Operations Consolidated to Focus on Customers

Additionally, Smith announced the promotion of two executives who will help consolidate all operations of the company in alignment with their customer focus -individual consumers and enterprise customers.

Eddy W. Hartenstein, Corporate Senior Vice President of Hughes and President, DIRECTV, is promoted to Corporate Senior Executive Vice President of the Hughes Consumer Sector, which will include DIRECTV, Galaxy Latin AmericaTM, DIRECTV Japan, and the consumer marketing applications of DirecPC(R) and SpacewayTM. He will be headquartered at the corporate offices in El Segundo, California.


Jack A. Shaw, Corporate Executive Vice President of Hughes and Chairman and CEO of Hughes Network Systems, is promoted to Corporate Senior Executive Vice President of the Hughes Enterprise Sector, which will include Hughes Network Systems, PanAmSat, and the enterprise applications of DirecPC and Spaceway. He will also be headquartered at the corporate offices. Shaw will be succeeded by Pradman Kaul, who is promoted to Chairman and CEO of Hughes Network Systems.

1999 Earnings Guidance Offered to Reflect Wireless Charge

Hughes expects the impact to fourth quarter 1999 earnings per share (EPS) from the one-time HNS Wireless charge to be a loss of approximately $0.40 per share. As a result, Hughes anticipates reporting a loss per share of $0.58 to $0.60 for the quarter. Excluding the charge, Hughes expects its fourth quarter 1999 EPS to exceed the analysts' consensus, due to the company's strong EBITDA1 performance. The analysts' consensus anticipates a loss per share of $0.28.

Hughes: A World Leader in Communications Services

Hughes is a world leader in the communications services industry, with each of its units - DIRECTV, PanAmSat and Hughes Network Systems - commanding a leadership position in the market that it serves.


DIRECTV is the world's largest direct-to-home provider of digital entertainment programming, with more than 9 million subscribers worldwide. DIRECTV has more than 8 million subscribers in the United States, including customers of PRIMESTAR by DIRECTV, and in 1999 acquired a record 1.6 million net new subscribers, a 39percent increase over the previous record year of 1998. In 1999, DIRECTV began offering local channels and this year will roll out new interactive and enhanced television services through alliances with companies including America Online (AOL), Wink, TiVo and others. With more than 800,000 subscribers, Galaxy Latin America, a 78-percent Hughes-owned partnership with the Cisneros Group of Companies of Venezuela, is the leading provider of direct-to-home television in Latin America, having posted three successive record months of new subscriber growth.

PanAmSat Corporation, which is 81-percent owned by Hughes, is the world's largest commercial operator of communications satellites and has a customer base that includes the world's premier entertainment, communications and Internet companies. PanAmSat recently expanded its capacity with the December 21, 1999 launch of a Hughes 702 satellite, and plans further expansion by launching six additional satellites by early 2001.

Hughes Network Systems is the world's leading provider of enterprise satellite-based private communications networks, with a broad, internationally based range of customers including major oil companies, retailers and manufacturers. Its DirecPC business, offering high-speed broadband Internet service, will launch a joint service with AOL later this year to provide premier "AOL Plus Via DirecPC" to Internet users. Hughes Network Systems will also launch Spaceway, a two-way, interactive broadband service offering high-speed data communications, beginning in 2002.

The earnings of Hughes Electronics, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH). Visit Hughes on the World Wide Web at www.hughes.com.

NOTE: Hughes Electronics Corporation believes that certain statements in this press release may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results of Hughes may differ materially from anticipated results as a result of certain risks and uncertainties, which include but are not limited to those associated with: economic conditions; demand for products and services, and market acceptance; government action; local political or economic developments in or affecting countries where we have international operations; our ability to obtain export licenses; competition; our ability to achieve cost reductions; technological risks; our ability to address the year 2000 issue; interruptions to production attributable to causes outside our control; limitations on access to distribution channels; the success and timelines of satellite launches; the in-orbit performance of satellites; the ability of our customers to obtain financing; and our ability to access capital to maintain our financial flexibility. Hughes cautions that these important factors are not exclusive.
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization.



                                                                 Exhibit 99.2

                         HUGHES ELECTRONICS CORPORATION

FINANCIAL STATEMENTS

                         STATEMENTS OF INCOME (LOSS) AND
                AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
                                   (Unaudited)

                                      Three Months Ended    Nine Months Ended
                                         September 30,        September 30,
                                      -------------------   ------------------

                                     1999       1998        1999         1998
                                    ------     ------      ------       ------
                                  (Dollars in Millions Except Per Share Amounts)
Revenues
   Direct broadcast, leasing and
    other services                 $1,294.4    $640.5    $3,095.2      $1,845.8
   Product sales                      333.4     214.7       767.1         529.6
                                    -------   -------    --------      --------
Total Revenues                      1,627.8     855.2     3,862.3       2,375.4
                                    -------   -------     -------       -------
Operating Costs and Expenses
   Cost of products sold              295.8     120.0       662.2         356.4
   Broadcast programming and
     other costs                      573.8     284.2     1,343.8         799.8
   Selling, general and
     administrative expenses          573.0     355.1     1,459.2         946.7
   Depreciation and amortization      201.5      98.4       457.9         274.1
   Amortization of GM purchase
     accounting adjustments             0.9       0.9         2.5           2.5
                                    -------     -----     -------       -------
Total Operating Costs and Expenses  1,645.0     858.6     3,925.6       2,379.5
                                    -------     -----     -------       -------
Operating Loss                        (17.2)     (3.4)      (63.3)         (4.1)
Interest income                         2.6      20.5        20.8          88.6
Interest expense                      (51.7)     (3.6)      (71.0)         (9.5)
Other, net                            (21.1)    (33.3)      (75.7)       (101.2)
                                    -------     -----     -------       -------
Loss from Continuing Operations
   before Income Taxes, Minority
   Interests and Cumulative
   Effect of Accounting Change        (87.4)    (19.8)     (189.2)        (26.2)
Income tax provision (benefit)        (36.8)     (3.7)      (59.7)          0.7
Minority interests in net losses
  of subsidiaries                       8.8       9.3        22.1          19.2
                                    -------     -----     -------        ------
Loss from continuing operations
   before cumulative effect of
   accounting change                  (41.8)     (6.8)     (107.4)         (7.7)
Income from discontinued
   operations, net of taxes             6.9      44.4        47.9         144.5
                                        ---      ----        ----         -----
Income (Loss) before cumulative
   effect of accounting change        (34.9)     37.6       (59.5)        136.8
Cumulative effect of accounting
   change, net of taxes                   -         -           -          (9.2)
                                        ---      ----        ----         -----
Net Income (Loss)                     (34.9)     37.6       (59.5)        127.6
Adjustments to exclude the effect of
   GM purchase accounting adjustments   5.3       5.3        15.9          15.9
                                      -----     -----       -----         -----
Earnings (Loss) excluding the
   effect of GM purchase
   accounting adjustments             (29.6)     42.9       (43.6)        143.5
Preferred stock dividends             (24.7)        -       (26.3)            -
                                      -----     -----       -----         -----
Earnings (Loss) Used for
   Computation of Available
   Separate Consolidated Net
   Income (Loss)                     $(54.3)    $42.9      $(69.9)       $143.5
                                      =====      ====       =====         =====

Available Separate Consolidated
  Net Income (Loss)
Average number of shares of
   General Motors Class H
   Common Stock outstanding
   (in millions) (Numerator)          135.1     105.7       120.8         105.0
Average Class H dividend base
   (in millions)(Denominator)         428.9     399.9       414.7         399.9
Available Separate Consolidated
    Net Income (Loss)                $(17.1)    $11.4      $(20.4)        $37.6
                                     ======      ====      ======          ====
Earnings (Loss) Attributable to
   General Motors Class H Common
   Stock on a Per Share Basis
   Loss from continuing operations
    before cumulative effect of
    accounting change                $(0.15)   $(0.01)     $(0.32)       $(0.01)
   Discontinued operations             0.02      0.12        0.15          0.39
   Cumulative effect of
     accounting change                    -         -           -         (0.02)
                                     ------    ------       -----         -----
Earnings (Loss) Attributable
   to General Motors
   Class H Common Stock
   on a Per Share
   Basis - Basic and Diluted         $(0.13)    $0.11      $(0.17)        $0.36
                                       ====      ====        ====          ====



Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONICS CORPORATION

                                 BALANCE SHEETS
                                   (Unaudited)

                                                  September 30,    December 31,
                     ASSETS                             1999            1998
                                                        ----            ----
                                                       (Dollars in Millions)
Current Assets
  Cash and cash equivalents                             $158.2       $1,342.0
  Accounts and notes receivable (less allowances)      1,191.8          764.6
  Contracts in process                                   187.0          179.0
  Inventories                                            318.1          286.6
  Net assets of discontinued operations                1,231.6        1,005.8
  Prepaid expenses and other, including deferred
   income taxes of $321.2 and $209.7                     927.4          497.2
                                                      --------       --------
Total Current Assets                                   4,014.1        4,075.2
Satellites, net                                        3,690.6        3,197.5
Property, net                                            917.6          683.0
Net Investment in Sales-type Leases                      155.9          173.4
Intangible Assets, net of accumulated amortization
  of $288.8 and $153.3                                 7,428.4        3,185.9
Investments and Other Assets                           1,948.6        1,302.4
                                                     ---------      ---------
Total Assets                                         $18,155.2      $12,617.4
                                                      ========       ========

                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable                                      $930.7         $691.8
  Advances on contracts                                   11.8           20.1
  Deferred revenues                                      194.9           43.8
  Current portion of long-term debt                      298.1          156.1
  Accrued liabilities                                    660.3          434.2
                                                      --------       --------
Total Current Liabilities                              2,095.8        1,346.0
Long-Term Debt                                         1,929.2          778.7
Postretirement Benefits Other Than Pensions               20.4           20.4
Other Liabilities and Deferred Credits                 1,618.3          937.3
Deferred Income Taxes                                    432.3          641.1
Commitments and Contingencies
Minority Interests                                       530.0          481.7
Stockholder's Equity
  Capital stock and additional paid-in capital         9,710.7        8,146.1
  Preferred stock                                      1,486.3             -
  Net income retained for use in the business            172.0          257.8
                                                      --------        -------
Subtotal Stockholder's Equity                         11,369.0        8,403.9
                                                      --------        -------
  Accumulated Other Comprehensive Income (Loss)
   Minimum pension liability adjustment                   (6.8)          (6.8)
   Accumulated unrealized gains on securities            154.8           16.1
   Accumulated foreign currency translation
   adjustments                                            12.2           (1.0)
                                                      --------        -------
  Accumulated other comprehensive income                 160.2            8.3
                                                      --------        -------
Total Stockholder's Equity                            11,529.2        8,412.2
                                                      --------        -------
Total Liabilities and Stockholder's Equity           $18,155.2      $12,617.4
                                                      ========       ========


Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONICS CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                         Nine Months Ended
                                                            September 30,
                                                         ------------------
                                                         1999        1998
                                                         ----        ----
                                                       (Dollars in Millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities     $(66.5)    $332.8
                                                        -------    ------

Cash Flows from Investing Activities
Investment in companies, net of cash acquired         (2,318.4)    (950.9)
Investment in convertible bonds                         (238.1)       -
Expenditures for property                               (259.6)    (152.7)
Increase in satellites                                  (551.9)    (526.7)
Early buy-out of satellite under sale and leaseback     (245.4)    (155.5)
Proceeds from disposals of property                        5.1       17.6
Proceeds from disposal of investments                       -        12.4
Proceeds from insurance claims                            10.7      231.2
                                                      --------   --------
     Net Cash Used in Investing Activities            (3,597.6)  (1,524.6)
                                                      --------   --------

Cash Flows from Financing Activities
Net increase in notes and loans payable                   85.7       60.0
Long-term debt borrowings                              5,221.6      875.3
Repayment of long-term debt                           (4,171.0)    (734.2)
Net proceeds from issuance of preferred stock          1,485.0         -
Stock options exercised                                   47.3         -
Purchase and retirement of GM Class H common stock        (8.9)        -
Preferred stock dividends paid to General Motors          (1.6)        -
Payment to General Motors for Delco post-closing
   price adjustment                                          -     (204.7)
                                                       -------     ------
     Net Cash Provided by (Used in) Financing Activities2,658.1      (3.6)
                                                       -------     ------

Net Cash Used in Continuing Operations                (1,006.0)  (1,195.4)
Net Cash Used in Discontinued Operations                (177.8)     (78.7)
                                                       -------    -------
Net decrease in cash and cash equivalents             (1,183.8)  (1,274.1)
Cash and cash equivalents at beginning of the period   1,342.0    2,783.8
                                                       -------    -------
Cash and cash equivalents at end of the period       $   158.2   $1,509.7
                                                      ========    =======


Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONICS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1.  Basis of Presentation

   The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting. In the opinion of management, all adjustments (consisting only of normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. For further information, refer to the 1998 financial statements and notes thereto.
   Certain prior period amounts have been reclassified to conform to the September 1999 presentation.
   The financial statements include the applicable portion of intangible assets, including goodwill, and related amortization resulting from purchase accounting adjustments associated with GM's purchase of Hughes in 1985.

   On January 13, 2000, Hughes announced that it had reached an agreement to sell its satellite systems manufacturing businesses to Boeing. As a result, the financial results for the satellite systems manufacturing businesses are treated as discontinued operations for all periods presented herein. Consequently, revenues, operating costs and expenses, and other non-operating results for these businesses are excluded from Hughes' results from continuing operations. The financial results of these businesses are presented in Hughes' Statements of Income (Loss) and Available Separate Consolidated Net Income (Loss) in a single line item entitled "income from discontinued operations, net of taxes" and the related assets and liabilities are presented in the balance sheets on a single line item entitled "net assets of discontinued operations." See further discussion in Note 10. Income from discontinued operations of $6.9 million, $44.4 million, $47.9 million and $144.5 million for the three months ended September 30, 1999 and 1998 and the nine months ended September 30, 1999 and 1998, respectively, is reported net of income tax provision (benefit) of ($1.3) million, $21.1 million, $14.8 million and $71.4 million, respectively.

   In 1998, Hughes adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs previously capitalized be written off and recognized as a cumulative effect of accounting change, net of taxes, as of the beginning of the year of adoption. On a prospective basis, these types of costs are required to be expensed as incurred. The unfavorable cumulative effect of this accounting change was $9.2 million after-tax, or $0.02 per share of GM Class H common stock in the first quarter of 1998.


Note 2.  Inventories

Major Classes of Inventories
                                                  September 30,  December 31,
(Dollars in Millions)                                 1999           1998
                                                      ----           ----
Productive material and supplies                      $58.2         $55.0
Work in process                                       154.5         118.6
Finished goods                                        105.4         113.0
                                                      -----         -----
   Total                                             $318.1        $286.6
                                                      =====         =====

                         HUGHES ELECTRONICS CORPORATION

                                   (Unaudited)


Note 3.  Comprehensive Income

   Hughes' total comprehensive income was as follows:

                                 Three Months Ended       Nine Months Ended
                                   September 30,             September 30,
                                   -------------             -------------
(Dollars in Millions)           1999         1998          1999         1998
                                ----         ----          ----         ----
Net income (loss)             $(34.9)       $37.6        $(59.5)       $127.6
Other comprehensive income
  (loss):
  Foreign currency translation
     adjustments                17.8          2.2          13.2          (0.3)
  Unrealized gains (losses)
   on securities:
   Unrealized holding gains
     (losses)                  138.2         (3.4)        138.7          (2.4)
   Less: reclassification
      adjustment for
      unrealized gains (losses)
      included in net income       -          0.2             -          (7.1)
                              ------        -----         -----         -----
  Unrealized gains (losses)
    on securities              138.2         (3.2)        138.7          (9.5)
                              ------        -----         -----         -----
Other comprehensive income
   (loss)                      156.0         (1.0)        151.9          (9.8)
                               -----        -----         -----         -----
     Total comprehensive
       income                 $121.1        $36.6         $92.4        $117.8
                               =====         ====          ====         =====


Note 4. Earnings (Loss) Per Share Attributable to GM Class H Common Stock and Available Separate Consolidated Net Income (Loss)

   Earnings (Loss) Attributable to GM Class H Common Stock on a per share basis is determined based on the relative amounts available for the payment of dividends to holders of GM Class H common stock. Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).
   Amounts available for the payment of dividends on GM Class H common stock are based on the Available Separate Consolidated Net Income (Loss) ("ASCNI") of Hughes. The ASCNI of Hughes is determined quarterly and is equal to the separate consolidated net income (loss) of Hughes, excluding the effects of GM purchase accounting adjustments arising from GM's acquisition of Hughes and including the effects of preferred dividends paid and/or payable to GM (earnings (loss) used for computation of ASCNI), multiplied by a fraction, the numerator of which is equal to the weighted-average number of shares of GM Class H common stock outstanding during the period (135.1 million and 105.7 million during the third quarters of 1999 and 1998, respectively) and the denominator of which is a number equal to the weighted- average number of shares of GM Class H common stock which, if issued and outstanding, would represent 100% of the tracking stock interest in the earnings of Hughes (Average Class H dividend base). The Average Class H dividend base was 428.9 million and 399.9 million during the third quarters of 1999 and 1998, respectively. Upon conversion of the General Motors Series H preference stock into General Motors Class H common stock, both the numerator and the denominator used in the computation of ASCNI will increase by the number of shares of the General Motors Class H common stock issued (see further discussion in Note 5). In addition, the denominator used in determining the ASCNI of Hughes may be adjusted from time to time as deemed appropriate by the GM Board of Directors ("GM Board") to reflect subdivisions or combinations of the GM Class H common stock, certain transfers of capital to or from Hughes, the contribution of shares of capital stock of GM to or for the benefit of Hughes employees and the retirement of GM Class H common stock purchased by Hughes. The GM Board's discretion to make such adjustments is limited by criteria set forth in GM's Restated Certificate of Incorporation.
   In connection with the PRIMESTAR and USSB transactions (see further discussion in Note 7), GM contributed to Hughes an amount of cash sufficient to enable Hughes to purchase from GM, for fair value as determined by the GM Board, the number of shares of GM Class H common stock delivered by Hughes. In accordance with the GM certificate of incorporation, the Class H dividend base was increased to reflect that number of shares. The number of shares issued as part of the PRIMESTAR acquisition and the USSB merger have been included in the calculation of both the numerator and denominator of the fraction described above since the consummation dates of the transactions.

                         HUGHES ELECTRONICS CORPORATION

                                   (Unaudited)

Note 4. Earnings (Loss) Per Share Attributable to GM Class H Common Stock and Available Separate Consolidated Net Income (Loss) - concluded


   Effective January 1, 1999, shares of Class H common stock delivered by GM in connection with the award of such shares to and the exercise of stock options by employees of Hughes increases the numerator and denominator of the fraction referred to above. Prior to January 1, 1999, there was no dilutive effect resulting from the assumed exercise of stock options, because the exercise of stock options did not affect the GM Class H dividend base (denominator). From time to time, in anticipation of exercises of stock options, Hughes purchases Class H common stock from the open market. Upon purchase, these shares are retired and therefore decrease the numerator and denominator of the fraction referred to above.
   For the three and nine months ended September 30, 1999, diluted loss per share has not been presented as the assumed exercise of stock options and the assumed conversion of the preferred shares in the computation of diluted loss per share would have been anti-dilutive.


Note 5.  Hughes Series A Preferred Stock

   On June 24, 1999, as part of a strategic alliance with Hughes, America Online ("AOL") invested $1.5 billion in shares of General Motors Series H 6.25% Automatically Convertible Preference Stock. The General Motors Series H preference stock will automatically convert into Class H common stock in three years based upon a variable conversion factor linked to the Class H common stock price at the time of conversion, and accrues quarterly dividends at a rate of 6.25% per year. It may be converted earlier in certain limited circumstances. General Motors immediately invested the $1.5 billion received from AOL in shares of Hughes Series A Preferred Stock designed to correspond to the financial terms of the General Motors Series H preference stock. Dividends on the Hughes Series A Preferred Stock are payable to General Motors quarterly at an annual rate of 6.25%. These preferred stock dividends payable to General Motors will reduce Hughes' earnings used for computation of the ASCNI of Hughes, which will have an effect equivalent to the payment of dividends on the Series H preference stock as if those dividends were paid by Hughes. Upon conversion of the General Motors Series H preference stock into General Motors Class H common stock, Hughes will redeem the Series A Preferred Stock through a cash payment to General Motors equal to the fair market value of the Class H common stock issuable upon the conversion. Simultaneous with General Motors' receipt of the cash redemption proceeds, General Motors will make a capital contribution to Hughes of the same amount. In connection with this capital contribution, the denominator of the fraction used in the computation of the ASCNI of Hughes will be increased by the corresponding number of shares of General Motors Class H common stock issued. Accordingly, upon conversion of the General Motors Series H preference stock into General Motors Class H common stock, both the numerator and denominator used in the computation of ASCNI will increase by the amount of the General Motors Class H common stock issued.

Note 6.  Other Postretirement Benefits

   Hughes has disclosed in the financial statements certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as "accumulated postretirement benefit obligations," "liabilities" or "obligations." Notwithstanding the recording of such amounts and the use of these terms, Hughes does not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of Hughes (other than pensions) represent legally enforceable liabilities of Hughes.

Note 7.  Investments and Acquisitions

   On September 24, 1999, DIRECTV Japan, Hughes' 42.2% owned affiliate, raised approximately $275 million through the issuance of bonds, convertible into common stock, to five of its major shareholders, including $238.1 million issued to Hughes. If Hughes elects to convert these bonds, Hughes would have a controlling interest in DIRECTV Japan which would require consolidation of the entity which could, in turn, result in increased operating losses for Hughes.
   On July 28, 1999, Galaxy Latin America ("GLA") acquired Galaxy Brasil, Ltda., the exclusive distributor of DIRECTV services in Brazil, from Tevecap S.A. for approximately $114.0 million plus the assumption of debt. In connection with the transaction, Tevecap also sold its 10% equity interest in GLA to Hughes and The Cisneros Group of Companies, the remaining partners in GLA, which increased Hughes' ownership interest in GLA to 77.8%. As part of the transaction, Hughes also increased its ownership interest in SurFin from 59.1% to 75.0%. The total consideration paid in the transactions amounted to approximately $101.1 million.

                         HUGHES ELECTRONICS CORPORATION

                                   (Unaudited)

Note 7.  Investments and Acquisitions - concluded


   On May 20, 1999, Hughes acquired by merger all of the outstanding capital stock of USSB, a provider of premium subscription television programming via the digital broadcasting system that it shares with DIRECTV. The total consideration of about $1.6 billion paid in July 1999, consisted of about $0.4 billion in cash and 22.6 million shares of Class H common stock.
   On January 22, 1999, Hughes agreed to acquire PRIMESTAR's 2.3 million subscriber medium-power direct-to-home satellite business and the high-power satellite assets and related orbital frequencies of Tempo Satellite, a wholly-owned subsidiary of TCI Satellite Entertainment, Inc. On April 28, 1999, the acquisition of PRIMESTAR's direct-to-home business was completed. The purchase price consisted of $1.1 billion in cash and 4.9 million shares of GM Class H common stock, for a total purchase price of $1.3 billion, based on the average market price of $47.87 per share of Class H common stock at the time the acquisition agreement was signed. The purchase price will be adjusted based upon the final adjusted net working capital of PRIMESTAR at the date of closing. The purchase price for the Tempo Satellite assets consisted of $500 million in cash. Of this purchase price, $150 million was paid on March 10, 1999 for a satellite that has not yet been launched and the remaining $350 million was paid on June 4, 1999 for an in-orbit satellite and 11 related satellite orbital frequencies.
   The financial information presented as of and for the periods ended September 30, 1999 reflect the effects of the PRIMESTAR, Tempo Satellite and USSB transactions from their respective dates of acquisition. These transactions have been accounted for using the purchase method of accounting. The adjustments made in the third quarter financial statements for the PRIMESTAR, Tempo Satellite and USSB transactions reflect a preliminary allocation of the purchase price for the transactions based upon information currently available. Adjustments relating to the tangible assets, including satellites and equipment located on customer premises; intangible assets, including licenses granted by the Federal
Communications Commission, customer lists and dealer network; and accrued liabilities for programming contracts and leases with above-market rates are estimates pending the completion of independent appraisals currently in process. Additionally, the adjustment to recognize the benefit of net operating loss carryforwards of USSB represents a preliminary estimate pending further review and analysis by Hughes management. The foregoing appraisals, review and analysis are expected to be completed by March 31, 2000. Accordingly, the final purchase price allocations may be different from the amounts reflected herein.
   As the Hughes 1999 financial statements include only USSB's and PRIMESTAR's results of operations since their dates of acquisition, the following selected unaudited pro forma information is provided to present a summary of the combined results of Hughes, USSB and PRIMESTAR as if the acquisitions had occurred as of the beginning of the respective periods, giving effect to purchase accounting adjustments. The pro forma data is presented for informational purposes only and may not necessarily reflect the results of operations of Hughes had USSB and PRIMESTAR operated as part of Hughes for the nine months ended September 30, 1999 and September 30, 1998, nor are they necessarily indicative of the results of future operations. The pro forma information excludes the effect of non-recurring charges.

                                         Nine Months Ended     Nine Months Ended
                                         September 30, 1999   September 30, 1998
                                         ------------------   ------------------
(Dollars in Millions Except Per Share Amounts)
--------------------------------------------------------------------------------
Total revenues                                  $4,652.1          $3,686.5
Income (loss) before cumulative effect
   of accounting change                            (65.1)             57.9
Net income (loss)                                  (65.1)             48.7
Pro forma available separate
   consolidated net income (loss)                  (23.7)             20.0
Pro forma earnings (loss) per share
   attributable to GM Class H
   common stock on a per share basis              $(0.18)            $0.15

                         HUGHES ELECTRONICS CORPORATION

                                   (Unaudited)

Note 8.  Segment Reporting

   Hughes' segments, which are differentiated by their products and services, include Direct-To-Home Broadcast, Satellite Services and Network Systems. Direct-To-Home Broadcast is engaged in acquiring, promoting, selling and/or distributing digital programming via satellite to residential and commercial customers. Satellite Services is engaged in the selling, leasing and operating of satellite transponders and providing services for cable television systems, news companies, Internet service providers and private business networks. Network Systems products include satellite-based business networks, broadband and Internet access service and DIRECTV(TM) receiver equipment. Other includes the corporate office and other entities.
   Selected information for Hughes' operating segments for the three and nine months ended September 30, 1999 and 1998, are reported as follows:

Operating Segments:


                      Direct-To-
                      Home         Satellite   Network
(Dollars in Millions) Broadcast    Services    Systems   Other    Eliminations     Total
-----------------------------------------------------------------------------------------
For the Three Months Ended:
September 30, 1999

External Revenue      $1,143.8       $176.3     $305.8    $1.9            -      $1,627.8
Intersegment
  Revenues                 0.8         34.4      120.4    $0.4       $(156.0)           -
-----------------------------------------------------------------------------------------
Total Revenues        $1,144.6       $210.7     $426.2    $2.3       $(156.0)    $1,627.8
-----------------------------------------------------------------------------------------
Operating Profit
   (Loss)               $(67.6)       $98.2      $32.2  $(28.2)       $(51.8)      $(17.2)
-----------------------------------------------------------------------------------------

For the Three Months Ended:
September 30, 1998
External Revenues       $458.0       $152.0     $240.4    $4.8            -        $855.2
Intersegment
  Revenues                 1.1         34.5       27.3     0.4        $(63.3)           -
-----------------------------------------------------------------------------------------
Total Revenues          $459.1       $186.5     $267.7    $5.2        $(63.3)      $855.2
-----------------------------------------------------------------------------------------
Operating Profit
   (Loss)               $(61.8)       $78.2      $16.9  $(16.9)       $(19.8)       $(3.4)
-----------------------------------------------------------------------------------------


For the Nine Months Ended:
September 30, 1999
External Revenues     $2,569.1       $503.3     $783.3    $6.6            -      $3,862.3
Intersegment
  Revenues                 2.3        101.3      214.9    $1.3       $(319.8)           -
-----------------------------------------------------------------------------------------
Total Revenues        $2,571.4       $604.6     $998.2    $7.9       $(319.8)    $3,862.3
-----------------------------------------------------------------------------------------
Operating Profit
   (Loss)              $(159.4)      $258.9      $25.7  $(70.0)      $(118.5)      $(63.3)
-----------------------------------------------------------------------------------------

For the Nine Months Ended:
September 30, 1998
External Revenues     $1,247.4       $480.7     $626.5   $20.8            -      $2,375.4
Intersegment
  Revenues                 1.1         89.9       47.6     1.3       $(139.9)           -
-----------------------------------------------------------------------------------------
Total Revenues        $1,248.5       $570.6     $674.1   $22.1       $(139.9)    $2,375.4
-----------------------------------------------------------------------------------------
Operating Profit
   (Loss)              $(133.6)      $236.7     $(20.2) $(27.5)       $(59.5)       $(4.1)
-----------------------------------------------------------------------------------------

                         HUGHES ELECTRONICS CORPORATION

                                   (Unaudited)

Note 9.  Commitments and Contingencies

   General Electric Capital Corporation ("GECC") and DIRECTV, Inc. entered into a contract on July 31, 1995, in which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV programming. Under the contract, GECC agreed to provide certain related services to DIRECTV, including credit risk scoring, billing and collections services. DIRECTV agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV's performance under the contract. A complaint and counterclaim have been filed by the parties in the
U.S. District Court for the District of Connecticut concerning GECC's performance and DIRECTV's obligation to act as a surety. GECC claims damages from DIRECTV in excess of $140 million. DIRECTV is seeking damages from GECC in excess of $45 million. Hughes intends to vigorously contest GECC's allegations and pursue its own contractual rights and remedies. Hughes does not believe that the litigation will have a material adverse impact on its results of operations or financial position. Pretrial discovery is completed. No specific trial date has been set, but a trial may be held in 2000.
   In connection with the 1997 spin-off of the defense electronics business of Hughes' predecessor and the subsequent merger of that business with Raytheon Company, the terms of the merger agreement provided processes for resolving disputes that might arise in connection with post-closing financial adjustments that were also called for by the terms of the merger agreement. These financial adjustments might require a cash payment from Raytheon to Hughes or vice versa. A dispute currently exist regarding the post-closing adjustments which Hughes and Raytheon have proposed to one another and related issues regarding the adequacy of disclosures made by Hughes to Raytheon in the period prior to consummation of the merger. Hughes and Raytheon are proceeding with the dispute resolution process. It is possible that the ultimate resolution of the post-closing financial adjustment and of related disclosure issues may result in Hughes making a payment to Raytheon that would be material to Hughes. However, the amount of any payment that either party might be required to make to the other cannot be determined at this time. Hughes intends to vigorously pursue resolution of the disputes through the arbitration processes, opposing the adjustments proposed by Raytheon, and seeking the payment from Raytheon that Hughes has proposed.

     There is a pending grand jury investigation into whether Hughes should be accused of criminal violations of the export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the failure of a Long March rocket in China in 1996. Hughes also is subject to the authority of the State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible criminal and/or civil sanctions could include fines as well as debarment from various export privileges and participating in government contracts.  Hughes  does  not  expect  the  grand  jury  investigation  or State
Department review to result in a material adverse effect upon its business. However, there can be no assurance as to those conclusions. As part of the sale of the satellite systems manufacturing businesses to Boeing, Hughes has agreed to indemnify Boeing for the full amount of any monetary fines and penalties, payable either prior to or after the closing of the transaction, resulting from Hughes' export control activities in China that may arise prior to the closing of the transaction. If Hughes were to enter into a settlement of this matter prior to the closing of the Boeing transaction that involves a debarment or a material suspension of Hughes' export licenses or other material limitation on projected business activities of the satellite systems manufacturing businesses, Boeing would not be obligated to complete the purchase of Hughes' satellite systems manufacturing businesses. Hughes cannot assure that the results of these investigations or any settlement entered into in connection with these investigations will not adversely impact Hughes' business and results of operations.

                         HUGHES ELECTRONICS CORPORATION

                    NOTES TO FINANCIAL STATEMENTS--Continued
                                   (Unaudited)

Note 9.  Commitments and Contingencies - concluded

   Hughes Space and Communications International ("HSCI"), a wholly owned subsidiary of Hughes Space and Communications Company, has certain contracts with ICO Global Communications Operations ("ICO Global") to build the satellites and related components for a global wireless communications system. Hughes owns approximately 2.6% of the equity in ICO's parent company (which Hughes has agreed to sell to Boeing as part of the sale of Hughes' satellite manufacturing businesses). On August 27, 1999, the ICO parent company filed for bankruptcy protection under Chapter 11 in U.S. Bankruptcy Court in Wilmington, Delaware. On December 3, 1999, the U.S. Bankruptcy Court in this case granted final approval of debtor-in-possession financing in the amount of $500 million to a group led by Craig McCaw, the Chairman of Teledesic LLC, a company establishing a global broadband Internet-in-the-Sky satellite communications network. In October 1999, McCaw and his group also agreed to provide an additional $700 million in financing upon the ICO parent's emergence from bankruptcy court protection, to the extent that this financing is not provided by other investors. This exit financing is expected to be completed in mid-2000, upon court approval and consummation of the ICO parent company reorganization plan. There can be no assurance when the consummation of the reorganization plan will occur or if the ICO parent company will be successful in confirming a plan of reorganization. If it is unable to do so the most likely outcome would be a liquidation proceeding. In the event that a liquidation becomes probable, Hughes would expect to record a pre-tax charge to income of up to approximately $350 million, of which $100 million would be attributable to continuing operations and $250 million would be attributable to discontinued operations. A portion of the purchase price to be paid by Boeing will be placed in escrow under certain circumstances if prior to completing this sale to Boeing, Hughes' contracts with ICO are not assumed by ICO with bankruptcy court approval or new similar contracts are not entered into with bankruptcy court approval.
   On June 3, 1999, the National Rural Telecommunications Cooperative ("NRTC") filed a lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. (together, "DIRECTV") in United States District Court for the Central District of California, alleging that DIRECTV has breached the DBS Distribution Agreement (the "Agreement") with the NRTC. The Agreement provides the NRTC with certain rights, in certain specified portions of the United States, with respect to DIRECTV programming delivered over 27 of the 32 frequencies at the 101 degrees west longitude orbital location. The NRTC claims that DIRECTV has wrongfully deprived it of the exclusive right to distribute programming formerly provided by USSB over the other five frequencies at 101 degrees. DIRECTV denies that the NRTC is entitled to exclusive distribution rights to the former USSB programming because, among other things, the NRTC's exclusive distribution rights are limited to programming distributed over 27 of the 32 frequencies at 101 degrees. The NRTC's complaint seeks, in the alternative, the right to distribute former USSB programming on a non-exclusive basis and the recovery of related revenues from the date USSB was acquired by Hughes. DIRECTV maintains that the NRTC's right under the Agreement is to market and sell the former USSB programming as its agent and is not entitled to the claimed revenues. On August 29, 1999, the NRTC filed a second lawsuit against DIRECTV alleging that DIRECTV has breached the DBS Agreement. In this lawsuit, the NRTC is asking the court to require DIRECTV to pay the NRTC a proportionate share of unspecified financial benefits that DIRECTV derives from programming providers and other third parties. DIRECTV denies that it owes any sums to the NRTC on account of the allegations in these matters and plans to vigorously defend itself against these claims.

   Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc., the two largest NRTC affiliates, filed a purported class action suit on January 11, 2000 on behalf of certain NRTC members and affiliates against DIRECTV in the U.S. District Court in Los Angeles. The plaintiffs allege, among other things, that DIRECTV has interfered with their contractual relationship with the NRTC. The plaintiffs plead that their rights and damages are derivative of the rights and claims asserted by the NRTC in its two cases against DIRECTV and will seek to consolidate their case with those cases.
     EchoStar Communications Corporation and others commenced an action in the U.S. District Court in Colorado on February 1, 2000 against DIRECTV, Hughes Network Systems and Thomson Consumer Electronics, Inc. seeking, among other things, injunctive relief and unspecified damages, including treble damages, in connection with allegations of monopolization and that the defendants have entered into agreements with retailers and program providers and engaged in other conduct that violates the antitrust laws and constitutes unfair competition. DIRECTV believes that the complaint is without merit and intends to vigorously defend the allegations raised.
   Although the amounts of the combined claims are material to Hughes, Hughes does not believe that the outcome of these lawsuits will result in a material adverse impact on Hughes' results of operations or financial position. However, there can be no assurance as to those conclusions.

                         HUGHES ELECTRONICS CORPORATION

                    NOTES TO FINANCIAL STATEMENTS--Continued
                                   (Unaudited)


Note 10.  Subsequent Events

   In October 1999, Hughes issued $500.0 million of floating rate notes in a private placement with a group of institutional investors. The notes mature on October 23, 2000.
   On January 13, 2000, Hughes announced that it had reached an agreement to sell its satellite systems manufacturing businesses to Boeing for $3.75 billion in cash. The transaction, which is subject to regulatory approval, is expected to close in mid-2000. The financial results for the satellite systems manufacturing businesses are treated as discontinued operations for all periods presented. Either Boeing or Hughes can terminate the agreement if the sale has not been completed by October 2000. In addition, if Hughes were to enter into a settlement of the China investigation that could materially impact expected sales, Boeing would have the right not to complete the purchase of the satellite systems manufacturing businesses.
   Also on January 13, 2000, Hughes announced the discontinuation of its mobile cellular and narrowband local loop product lines at Hughes Network Systems. As a result of this decision, Hughes recorded a fourth quarter 1999 pre-tax charge to continuing operations of $272 million. The charge represents the write-off of receivables and inventories, licenses, software and equipment with no alternative use.

                         HUGHES ELECTRONICS CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis should be read in conjunction with the Hughes management's discussion and analysis included in the General Motors ("GM") 1998 Annual Report to the Securities and Exchange
Commission ("SEC") on Form 10-K; the management's discussion and analysis relating to Hughes included in Exhibit 99 to GM's Quarterly Reports on Form 10-Q dated March 31, 1999 and June 30, 1999 and related Hughes' Quarterly Report on Form 10-Q filed with the SEC; and Current Reports on Form 8-K filed with the SEC subsequent to the filing date for GM's 1998 Form 10-K. In addition, the following discussion excludes purchase accounting adjustments related to GM's acquisition of Hughes.
   This Quarterly Report may contain certain statements that Hughes believes are, or may be considered to be, "forward-looking statements", within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those contemplated by the relevant forward-looking statement. The principal important risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, ability to obtain export licenses, competition, ability to achieve cost reductions, technological risk, interruptions to production attributable to causes outside of Hughes' control, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, ability of customers to obtain financing and Hughes' ability to access capital to maintain its financial flexibility. Additionally, Hughes and its 81.0% owned subsidiary, PanAmSat Corporation ("PanAmSat"), have experienced satellite anomalies in the past and may experience satellite anomalies in the future that could lead to the loss or reduced capacity of such satellites that could materially affect Hughes' operations. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this Quarterly Report are made only as of the date of this Quarterly Report and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

                         HUGHES ELECTRONICS CORPORATION

General

   On February 24, 1999, the Department of Commerce notified Hughes that it intended to deny a U.S. government export license Hughes was required to obtain in connection with a contract with Asia-Pacific Mobile Telecommunications Satellite Pte. Ltd. ("APMT") for the provision of a satellite-based mobile telecommunications system. As a result, APMT and Hughes terminated the contract on April 9, 1999, resulting in a pre-tax charge to Hughes' earnings of $92 million in the first quarter of 1999. Of the $92 million charge, $11 million was attributable to the Network Systems segment and the remainder to discontinued operations. This charge represents the write-off of receivables and inventory, with no alternative use, related to the contract.
   In April 1999, Hughes acquired the direct-broadcast satellite medium-power business of PRIMESTAR and the related high-power satellite assets of Tempo Satellite, Inc., a wholly-owned subsidiary of TCI Satellite Entertainment, Inc., in related transactions. PRIMESTAR operated a 160-channel medium-power direct broadcast service using leased satellite capacity at 85 (degrees) west longitude. As of March 31, 1999, PRIMESTAR had 2.3 million subscribers in the United States. DIRECTV intends to continue to operate the medium-power PRIMESTAR business, PRIMESTAR by DIRECTV, through the end of 2000, during which time PRIMESTAR subscribers will continue to be offered the opportunity to transition to the high-power DIRECTV service. Since the acquisition, the PRIMESTAR distribution network has continued to service PRIMESTAR by DIRECTV subscribers and now offers the high-power DIRECTV service to new subscribers. The PRIMESTAR acquisition provided DIRECTV with an immediate increase in revenues from the existing PRIMESTAR subscribers and ongoing revenues from those subscribers that transition to the DIRECTV service. The acquisition of the Tempo in-orbit satellite and related frequencies provides DIRECTV with 11 high-power DBS frequencies at 119 (degrees) west longitude, from which it can begin delivering programming to the contiguous United States at any time.
   In May 1999, Hughes acquired by merger all of the outstanding capital stock of U.S. Satellite Broadcasting Company ("USSB"). USSB provided premium subscription television programming to households throughout the continental United States via the digital satellite broadcasting system that it shared with DIRECTV. This acquisition has provided DIRECTV with 25 channels of video programming, including premium networks such as HBO(R), Showtime(R), Cinemax(R) and The Movie Channel(R) which it is now offering to its subscribers resulting in an increase in average revenue per subscriber.
   In May 1999, Hughes announced that it would collaborate with America Online ("AOL") on a new service that would combine digital satellite television programming from DIRECTV with AOL's new interactive television Internet service. Hughes Network Systems ("HNS") will design and build the initial dual-purpose DIRECTV/AOL receiver equipment. The new service will be suited for both frequent Internet users and the mass-market consumer who wants to connect to the
Internet. In June 1999, Hughes announced a more extensive strategic alliance with AOL to develop and market digital entertainment and Internet services nationwide. The new alliance is expected to accelerate subscriber growth and revenue-per-subscriber for the DIRECTV and DirecPC services, as well as expand the subscriber base for AOL's developing AOL TV and AOL-Plus broadband services. As part of the alliance, Hughes and AOL plan to jointly develop new content and interactive services for U.S. and international markets. Additionally, an extensive cross-marketing initiative will be instituted to market each company's products through their respective retail outlets and to their respective subscribers. As part of its marketing initiative with AOL, Hughes is committed to increase its sales and marketing expenditures over the next three years by approximately $1.5 billion relating to its DirecPC/AOL-Plus, DlRECTV, DlRECTV/AOL TV and DirecDuo products and services.
   As part of the alliance described above, AOL invested $1.5 billion in shares of GM's Series H 6.25% automatically convertible preference stock. General Motors immediately invested the $1.5 billion received from AOL in shares of Hughes Series A preferred stock, which is designed to correspond to the financial terms of the General Motors Series H preference shares. Dividends on the Hughes Series A preferred stock are payable to General Motors quarterly at an annual rate of 6.25%. See further discussion in notes 4 and 5 to the financial statements.
   On July 28, 1999, Galaxy Latin America ("GLA") acquired Galaxy Brasil, Ltda. ("GLB"), the exclusive distributor of DIRECTV services in Brazil, from Tevecap S.A. In connection with the transaction, Tevecap also sold its 10% equity interest in GLA to Hughes and The Cisneros Group of Companies, the remaining partners in GLA. As a result, Hughes' ownership of GLA increased to 77.8%. Also as part of the transaction, Hughes increased its ownership in SurFin from 59.1% to 75.0%.
   DIRECTV successfully launched an additional satellite, DTV-1R, in the fourth quarter of 1999. DTV-1R was placed into service at DIRECTV's 101 (degree) west longitude orbital slot and DBS-1 was moved to DIRECTV's 110 (degree) west longitude orbital slot. The DTV-1R satellite adds additional capacity for DIRECTV's basic programming and local network channels.

                         HUGHES ELECTRONICS CORPORATION


   Hughes Space and Communications International ("HSCI"), a wholly owned subsidiary of Hughes Space and Communications Company, has certain contracts with ICO Global Communications Operations ("ICO Global") to build the satellites and related components for a global wireless communications system. Hughes owns approximately 2.6% of the equity in ICO's parent company (which Hughes has agreed to sell to Boeing as part of the sale of Hughes' satellite manufacturing businesses). On August 27, 1999, the ICO parent company filed for bankruptcy protection under Chapter 11 in U.S. Bankruptcy Court in Wilmington, Delaware. On December 3, 1999, the U.S. Bankruptcy Court in this case granted final approval of debtor-in-possession financing in the amount of $500 million to a group led by Craig McCaw, the Chairman of Teledesic LLC, a company establishing a global broadband Internet-in-the-Sky satellite communications network. In October 1999, McCaw and his group also agreed to provide an additional $700 million in financing upon the ICO parent's emergence from bankruptcy court protection, to the extent that this financing is not provided by other investors. This exit financing is expected to be completed in mid-2000, upon court approval and consummation of the ICO parent company reorganization plan. There can be no assurance when the consummation of the reorganization plan will occur or if the ICO parent company will be successful in confirming a plan of reorganization. If it is unable to do so the most likely outcome would be a liquidation proceeding. In the event that a liquidation becomes probable, Hughes would expect to record a pre-tax charge to income of up to approximately $350 million, of which $100 million would be attributable to continuing operations and $250 million would be attributable to discontinued operations. A portion of the purchase price to be paid by Boeing will be placed in escrow under certain circumstances if prior to completing this sale to Boeing, Hughes' contracts with ICO are not assumed by ICO with bankruptcy court approval or new similar contracts are not entered into with bankruptcy court approval.
   On January 13, 2000, Hughes announced that it had reached an agreement to sell its satellite systems manufacturing businesses to Boeing. As a result, the financial results for the satellite systems manufacturing businesses are treated as discontinued operations for all periods presented herein. Consequently, revenues, operating costs and expenses, and other non-operating results for these businesses are excluded from Hughes' results from continuing operations. The financial results of these businesses are presented in Hughes' Statements of Income (Loss) and Available Separate Consolidated Net Income (Loss) in a single line item entitled "income from discontinued operations, net of taxes" and the related assets and liabilities are presented in the balance sheets on a single line item entitled "net assets of discontinued operations." See further discussion in note 10 to the financial statements. Either Boeing or Hughes can terminate the agreement if the sale has not been completed by October 2000. In addition, if Hughes were to enter into a settlement of the China investigation, discussed below, prior to the closing of the Boeing transaction that involves a debarment or a material suspension of Hughes' export licenses or other material limitation on projected business activities of the satellite systems manufacturing businesses. Boeing would not be obligated to complete the purchase of Huhges' satellite systems manufacturing businesses.
   Also on January 13, 2000, Hughes announced the discontinuation of its mobile cellular and narrowband local loop product lines at HNS. As a result of this decision, Hughes recorded a fourth quarter 1999 pre-tax charge to continuing operations of $272 million. The charge represents the write-off of receivables and inventories, licenses, software and equipment with no alternative use.

   The financial information presented as of and for the period ended September 30, 1999 reflect the effects of the PRIMESTAR, Tempo Satellite and USSB transactions from their respective dates of acquisition. The acquisitions have been accounted for using the purchase method of accounting. The third quarter 1999 financial statements for the PRIMESTAR, Tempo Satellite and USSB transactions reflect a preliminary allocation of the purchase price for the transactions based upon information currently available. Adjustments relating to the tangible assets including satellites and equipment located on customer premises; intangible assets, including licenses granted by the Federal
Communications Commission, customer lists and dealer network; and accrued liabilities for programming contracts and leases with above-market rates are estimates pending the completion of independent appraisals currently in process. Additionally, the adjustment to recognize the benefit of net operating loss carryforwards of USSB represents a preliminary estimate pending further review and analysis by Hughes management. The foregoing appraisals, review and analysis are expected to be completed by March 31, 2000. Accordingly, the final purchase price allocations may be different from the amounts reflected herein.

                         HUGHES ELECTRONICS CORPORATION

     There is a pending grand jury investigation into whether Hughes should be accused of criminal violations of the export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the failure of a Long March rocket in China in 1996. Hughes also is subject to the authority of the State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible criminal and/or civil sanctions could include fines as well as debarment from various export privileges and participating in government contracts.  Hughes  does  not  expect  the  grand  jury  investigation  or State
Department review to result in a material adverse effect upon its business. However, there can be no assurance as to those conclusions. As part of the sale of the satellite systems manufacturing businesses to Boeing, Hughes has agreed to indemnify Boeing for the full amount of any monetary fines and penalties, payable either prior to or after the closing of the transaction, resulting from Hughes' export control activities in China that may arise prior to the closing of the transaction. Hughes cannot assure that the results of these
investigations  or  any  settlement   entered  into  in  connection  with  these
investigations will not adversely impact Hughes' business and results of operations.



Results of Operations

Three Months Ended September 30, 1999 Compared to Three Months Ended September 30, 1998 Revenues. Third quarter 1999 revenues increased to $1,627.8 million compared with $855.2 million for the third quarter of 1998. The Direct-To-Home, Satellite Services and Network Systems segments all contributed to the significant increase in revenues.
   The Direct-To-Home Broadcast segment's third quarter 1999 revenues more than doubled to $1,144.6 million from $459.1 million in the third quarter of 1998. The increase was primarily attributable to continued strong subscriber growth for the DIRECTV(R) businesses, as well as additional revenues from the PRIMESTAR by DIRECTV and USSB businesses acquired in the second quarter of 1999. Domestic DIRECTV contributed significantly to this growth with quarterly revenues of $1,052 million compared to last year's third quarter revenues of $408 million. Domestic DIRECTV added 423,000 net new subscribers to its high-power DIRECTV service in the third quarter of 1999 compared to 303,000 net new subscribers for the third quarter of 1998, a 40% increase. In addition, 204,000 customers were transitioned from the PRIMESTAR by DIRECTV medium-power service to the DIRECTV high-power service in the third quarter of 1999. As of September 30, 1999, total domestic DIRECTV subscribers grew to more than 7.7 million, which includes approximately 1.8 million customers subscribing to PRIMESTAR by DIRECTV. Hughes' DIRECTV Latin American businesses, which includes Hughes' subsidiary, GLA, more than doubled revenues to $76 million for the third quarter of 1999 from $37 million for the third quarter of 1998. This increase in revenues was due to continued subscriber growth and additional revenues resulting from the consolidation of SurFin Ltd. ("SurFin"), beginning in November 1998, Grupo Galaxy Mexicana, S.A. de C.V. ("GGM"), beginning in February 1999 and GLB, beginning in August 1999. GLA added 67,000 net new subscribers for the third quarter, compared to 36,000 net new subscribers acquired for the same period last year, bringing the total cumulative DIRECTV Latin America subscribers to 668,000 as of September 30, 1999.
   The Satellite Services segment's third quarter 1999 revenues increased to $210.7 million compared with $186.5 million for the prior year. The 13.0% increase in revenues resulted primarily from the commencement of new service agreements on additional satellites placed into service and a one-time customer payment associated with the termination of a direct-to-home video services agreement in India.
   Third quarter 1999 revenues for the Network Systems segment were $426.2 million compared with $267.7 million for the same period last year, an increase of 59.2%. This increase in revenues was primarily due to higher sales of DIRECTV(TM) receiver equipment, satellite-based mobile telephone systems and U.S. private business network systems.
   Costs and Expenses. Selling, general and administrative expenses increased to $573.0 million in the third quarter of 1999 from $355.1 million for the same period of 1998. The increase resulted primarily from increased subscriber acquisition costs due to the record DIRECTV subscriber growth, added costs from the PRIMESTAR by DIRECTV and USSB businesses, and the consolidation of GGM, SurFin and GLB. The increase in depreciation and amortization expense to $202.4 million in the third quarter of 1999 from $99.3 million in the same period of 1998 resulted primarily from higher depreciation due to increased capital expenditures for property and equipment, additions to PanAmSat's satellite fleet in late 1998 and early 1999, added depreciation expense related to leased medium-power receiving equipment for the PRIMESTAR by DIRECTV business and additional goodwill amortization of $45.1 million that resulted from the PRIMESTAR, USSB, GGM and GLB transactions.
   Operating Profit (Loss). Hughes incurred an operating loss of $17.2 million for the third quarter of 1999 compared with an operating loss of $3.4 million for the third quarter of 1998. The increased operating loss resulted principally from increased losses from the DIRECTV Latin America businesses.

                         HUGHES ELECTRONICS CORPORATION


   The operating loss in the Direct-To-Home Broadcast segment for the third quarter of 1999 was $67.6 million compared with an operating loss of $61.8 million for the third quarter of 1998. The increased operating loss for the third quarter of 1999 resulted primarily from increased losses at the DIRECTV international businesses consisting primarily of DIRECTV Latin America. DIRECTV Latin America's operating loss for the third quarter of 1999 was $53 million compared with an operating loss of $30 million for the same period of 1998. The increased loss at DIRECTV Latin America was primarily due to the consolidation of GLB and GGM and higher marketing expenses. Domestic DIRECTV reported an operating loss for the third quarter of $6 million compared with an operating loss of $31 million for the third quarter of 1998. The decreased operating loss at domestic DIRECTV for the quarter was due to the increased subscriber revenues discussed above which were partially offset by increased subscriber acquisition costs due to record subscriber growth, added goodwill and intangible amortization that resulted from the PRIMESTAR and USSB acquisitions and added depreciation expense related to leased medium-power receiving equipment for the PRIMESTAR by DIRECTV business.
   Domestic DIRECTV's cost of acquiring new subscribers has increased due to, among other things, incentives granted by USSB to manufacturers of DIRECTV receiving equipment which were assumed by DIRECTV as part of the USSB acquisition in May 1999 and increased incentives paid to DIRECTV dealers. In connection with the AOL alliance, DIRECTV's subscriber acquisition costs will increase with respect to the new DIRECTV/AOL TV service. In the future, subscriber acquisition costs will continue to be largely determined by the competitive environment.
   The Satellite Services segment's operating profit for the third quarter of 1999 increased 25.6% to $98.2 million from $78.2 million for the same period of 1998. The increase in operating profit was primarily due to the increase in revenues discussed above, partially offset by increased depreciation from the additions to the satellite fleet noted above.
   The Network Systems segment's operating profit and operating profit margin for the third quarter of 1999 was $32.2 million and 7.6%, respectively, compared with operating profit and operating profit margin of $16.9 million and 6.3%, respectively, for the third quarter of 1998. The increase in operating income and operating profit margin for the third quarter of 1999 was primarily due to higher sales of DIRECTV receiving equipment, satellite-based mobile telephone systems and U.S. private business network systems.
   Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"). EBITDA is defined as operating profit (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. However, Hughes believes EBITDA is a meaningful measure of the company's performance and that of its business units. EBITDA is a performance measurement commonly used by other communications, entertainment and media service providers and therefore can be used to analyze and compare Hughes' financial performance to that of its competitors. EBITDA is also a measurement used for certain of Hughes' debt covenants and is used by rating agencies in determining credit ratings. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses. EBITDA margin is calculated by dividing EBITDA by total revenues.
   For the third quarter of 1999, EBITDA grew to $185.2 million from $95.9 million for the same period in 1998 primarily as a result of the EBITDA growth in the Direct-To-Home Broadcast segment. EBITDA margin on the same basis was 11.4% for the third quarter of 1999 compared to 11.2% for the third quarter of 1998.
   The Direct-To-Home Broadcast segment had EBITDA of $47.7 million for the third quarter of 1999 compared with negative EBITDA of $30.6 million for the third quarter of 1998. Domestic DIRECTV's EBITDA was $86 million for the third quarter of 1999 compared to a negative EBITDA of $5 million for the third quarter of 1998. The increase in domestic DIRECTV's EBITDA was due to EBITDA contributions from the PRIMESTAR by DIRECTV and USSB businesses, as well as increased revenues resulting from the larger high-power subscriber base which more than offset increased subscriber acquisition costs. DIRECTV Latin America reported negative EBITDA for the third quarter of 1999 of $30 million compared to negative EBITDA of $24 million for the same period of 1998. This change was primarily due to the acquisition of GLB during the 1999 third quarter and higher marketing expenses.
   For the Satellite Services segment, EBITDA for the third quarter of 1999 was $169.0 million compared with $135.7 million for the same period of last year. EBITDA margin increased to 80.2% versus 72.8% for last year's third quarter. The increases in EBITDA and EBITDA margin were principally due to the higher revenues discussed above and lower satellite leaseback expenses resulting from the early buy-out of certain satellites under sale-leaseback agreements during the first and third quarters of 1999.
   The Network Systems segment's EBITDA grew to $44.3 million for the third quarter of 1999 compared to EBITDA of $28.3 million for the third quarter of 1998 primarily due to the increased revenues discussed above. EBITDA margin for the third quarter of 1999 was 10.4% compared to 10.6% for the third quarter of 1998.

                         HUGHES ELECTRONICS CORPORATION


   Interest Income and Expense. Interest income decreased to $2.6 million for the third quarter of 1999 compared with $20.5 million for the third quarter of 1998 due to lower cash balances in the third quarter of 1999 compared to 1998. Interest expense increased $48.1 million for the third quarter of 1999 from the same period in 1998 due to the increased borrowings and interest expense associated with certain liabilities that arose from the PRIMESTAR and USSB acquisitions.
   Other, net. Other, net for the third quarter of 1999 reflects losses from unconsolidated subsidiaries of $31.6 million that are primarily attributable to equity investment in DIRECTV Japan. The third quarter 1998 amount reflects losses from unconsolidated subsidiaries of $28.1 million, primarily related to DIRECTV Japan and American Mobile Satellite Corporation ("AMSC").
   Income taxes for the third quarter of 1999 reflect the recognition of tax benefits for the pre-tax losses incurred in the period and higher expected tax benefits, compared to the third quarter of 1998, from the expected favorable resolution of certain tax contingencies.
   Accounting Change. In 1998, Hughes adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs previously capitalized be written off and recognized as a cumulative effect of accounting change, net of taxes, as of the beginning of the year of adoption. On a prospective basis, these types of costs are required to be expensed as incurred. The unfavorable cumulative effect of this accounting change was $9.2 million after-tax, or $0.02 per share of GM Class H common stock in the first quarter of 1998.

   Income (Loss) from continuing operations. For the third quarter of 1999, Hughes reported a loss from continuing operations and loss per share from continuing operations, including the effect of preferred stock dividends, of $41.8 million and $0.15, respectively, compared to a third quarter 1998 loss and loss per share from continuing operations of $6.8 million and $0.01, respectively. Earnings (Loss) per share are calculated excluding the effects of GM purchase accounting resulting from GM's acquisition of Hughes in 1985. See further discussion in Note 4 to the financial statements.

   Discontinued operations. For the third quarter of 1999, revenues for the satellite systems manufacturing businesses decreased to $510.8 million from revenues of $688.9 million for the same period in 1998. Revenues, excluding intercompany transactions, were $362.7 million for 1999 and $658.1 million for 1998. The decrease in revenues was principally due to reduced activity associated with the ICO Global Communications program.
   The satellite systems manufacturing businesses reported operating profit of $41.3 million for the third quarter of 1999 compared with operating profit of $63.8 million for the third quarter of 1998. The reported operating profit excluding intercompany transactions, amounted to $7.0 million for 1999 compared to operating profit of $65.6 million in 1998. The decrease in operating profit resulted primarily from the decrease in revenues discussed above.
   Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998 Revenues. For the first nine months of 1999, revenues increased 62.6% to $3,862.3 million compared to $2,375.4 million for the first nine months of 1998. The Direct-To-Home Broadcast, Satellite Services and Network Systems segments all contributed to the significant growth in revenues.
   The Direct-To-Home Broadcast segment's revenues for the first nine months of 1999 increased 106.0% to $2,571.4 million from $1,248.5 million for the same period of 1998. The increase resulted from continued record subscriber growth, as well as additional revenues from the PRIMESTAR by DIRECTV and USSB businesses.
   For the first nine months of 1999, the Satellite Services segment's revenues increased to $604.6 million compared with $570.6 million for the comparable period in the prior year, a 6.0% increase. The increase in revenues resulted primarily from the commencement of new service agreements on additional satellites placed into service and a one-time customer payment associated with the termination of a direct-to-home video services agreement in India.
   The Network Systems segment's revenues for the first nine months of 1999 were $998.2 million compared with $674.1 million for the same period last year, an increase of 48.1%. This increase in revenues was primarily due to higher sales of DIRECTV receiver equipment, satellite-based mobile telephone systems and U.S. private business network systems.
   Costs and Expenses. Selling, general and administrative expenses increased to $1,459.2 million for the first nine months of 1999 from $946.7 million for the same period of 1998. The increase resulted primarily from increased subscriber acquisition costs, added costs for the PRIMESTAR by DIRECTV and USSB businesses, and the consolidation of GGM, SurFin and GLB. The increase in depreciation and amortization expense to $460.4 million for the first nine months of 1999 from $276.6 million for the same period of 1998 resulted primarily from higher depreciation due to increased capital expenditures for property and equipment, additions to PanAmSat's satellite fleet, added depreciation expense related to leased medium-power receiving equipment for the PRIMESTAR by DIRECTV business, increased goodwill amortization related to the May 1998 purchase of an additional 9.5% interest in PanAmSat and added depreciation expense and goodwill and intangible amortization that resulted from the PRIMESTAR, USSB, GGM and GLB acquisitions.

                         HUGHES ELECTRONICS CORPORATION


   Operating Profit (Loss). Hughes incurred an operating loss of $63.3 million for the first nine months of 1999 compared with an operating loss of $4.1 million for the first nine months of 1998. The operating loss for the first nine months of 1999 resulted from the higher depreciation and amortization expense and increased subscriber acquisition costs discussed above.
   The operating loss in the Direct-To-Home Broadcast segment for the first nine months of 1999 was $159.4 million compared with an operating loss of $133.6 million for the first nine months of 1998. The increase in operating loss for the first nine months of 1999 was due primarily to increased losses at the DIRECTV Latin America businesses that resulted from the consolidation of GLB and GGM and higher marketing expenses. These losses were partially offset by a decrease in operating losses at the domestic DIRECTV businesses.
   The Satellite Services segment's operating profit for the first nine months of 1999 was $258.9 million compared to $236.7 million for the same period of 1998. The increase in operating profit was primarily due to the increase in revenues discussed above offset by higher depreciation expense due to additions to the satellite fleet. Also affecting the comparison was a second quarter 1998 provision for losses related to the May 1998 failure of PanAmSat's Galaxy IV satellite.
   The Network Systems segment's operating profit for the first nine months of 1999 was $25.7 million compared with an operating loss of $20.2 million for the first nine months of 1998. The increase for the first nine months of 1999 compared to 1998 was primarily due to the higher sales noted above partially offset by a one-time pre-tax charge of $11.0 million in the first quarter of 1999 resulting from the termination of the APMT contract due to export licenses not being issued. Also affecting the comparison was a 1998 provision of $26.0 million associated with the bankruptcy filing by a customer.
   EBITDA. For the first nine months of 1999, EBITDA was $397.1 million versus $272.5 million for the same period in 1998. EBITDA margin on the same basis was 10.3% for the first nine months of 1999 compared to 11.5% for the first nine months of 1998. The increase in EBITDA was driven by the EBITDA growth at the Direct-To-Home Broadcast segment. The slight decrease in EBITDA margin resulted from the increased corporate costs and increased costs at the DIRECTV Latin America businesses and higher subscriber acquisition costs noted above.
   The Direct-To-Home Broadcast segment had EBITDA for the first nine months of 1999 of $44.8 million compared with negative EBITDA of $56.4 million for the first nine months of 1998. This improvement in EBITDA for the first nine months of 1999 was primarily due to continued strong subscriber growth in the domestic DIRECTV business, the contributions from PRIMESTAR by DIRECTV and USSB businesses from their dates of acquisition and the consolidation of SurFin.
   The Satellite Services segment's EBITDA for the first nine months of 1999 was $465.9 million compared with $409.0 million for the same period of last year. EBITDA margin increased to 77.1% versus 71.7% for last year's first nine months. The increases in EBITDA and EBITDA margin were principally due to the higher revenues discussed above, and lower satellite leaseback expenses resulting from the 1999 early buy-out of certain satellites under sale-leaseback agreements. Also affecting the comparison was a second quarter 1998 provision for losses related to the May 1998 failure of PanAmSat's Galaxy IV satellite.
   The Network Systems segment's EBITDA increased to $63.4 million for the first nine months of 1999, compared to EBITDA of $9.6 million for the first nine months of 1998. EBITDA margin for the first nine months of 1999 was 6.4% compared to EBITDA margin of 1.4% for the first nine months of 1998. The increase in EBITDA and EBITDA margin for the first nine months of 1999 was primarily due to the higher sales discussed above, partially offset by the first quarter 1999 pre-tax charge of $11.0 million related to the termination of the APMT contract. Also, the second quarter of 1998 included a $26.0 million provision associated with the bankruptcy filing by a customer.
   Interest Income and Expense. Interest income decreased to $20.8 million for the first nine months of 1999 compared with $88.6 million for the first nine months of 1998 due to lower cash balances for the first nine months of 1999 compared to 1998. Interest expense increased $61.5 million for the first nine months of 1999 from the same period in 1998 due to increased borrowings and interest expense associated with certain liabilities that arose from the PRIMESTAR and USSB acquisitions.
   Other, net. Other, net for the first nine months of 1999 reflects the losses from unconsolidated subsidiaries of $96.3 million attributable principally to equity investments in DIRECTV Japan and AMSC. The first nine months of 1998 includes losses from unconsolidated subsidiaries of $79.0 million, primarily related to DIRECTV Japan and AMSC and $17.5 million of losses associated with bankruptcy filings by two unaffiliated customers.
   Income Taxes. For the first nine months of 1999, Hughes recorded an income tax benefit of $59.7 million, while Hughes recorded an income tax provision of $0.7 million for the first nine months of 1998. Income taxes for the first nine months of 1999 reflect the recognition of tax benefits for the higher pre-tax losses incurred in the period and higher expected tax benefits from the expected favorable resolution of certain tax contingencies, compared to the first nine months of 1998. The tax provision for 1998 reflects the effect of permanent differences on the lower 1998 pre-tax losses.

                         HUGHES ELECTRONICS CORPORATION

   Income (Loss) from continuing operations. The loss from continuing operations was $107.4 million for the first nine months of 1999 compared with a loss of $7.7 million for the same period of 1998. The loss per share from continuing operations was $0.32 in 1999 compared to $0.01 in 1998. The loss per share from continuing operations for 1999 includes the effect of preferred stock dividends of $26.3 million. Earnings (loss) per share exclude the effects of GM purchase accounting which resulted from GM's acquisition of Hughes Aircraft Company in 1985. See further discussion in Note 4 to the financial statements.
   Discontinued operations. Revenues for the first nine months of 1999 for the satellite systems manufacturing businesses decreased to $1,694.9 million from revenues of $1,988.0 million for the same period in 1998. Revenues, excluding intercompany transactions, were $1,356.0 million for 1999 and $1,797.9 million for 1998. The decrease in revenues was principally due to contract revenue adjustments and delayed revenue recognition that resulted from increased development costs and schedule delays on several new product lines and decreased activity associated with a contract with ICO Global Communications.

   The satellite systems manufacturing businesses reported an operating loss for the first nine months of 1999 of $106.1 million compared to operating profit of $178.9 million for the first nine months of 1998. The reported operating loss excluding intercompany transactions amounted to $90.9 million for 1999 compared to operating profit of $217.5 million in 1998. The operating loss for the first nine months of 1999 included a pre-tax charge of $125.0 million that resulted from increased development costs and schedule delays on several new product lines, a one-time pre-tax charge of $81.0 million resulting from the termination of the APMT contract and decreased activity associated with a contract with ICO Global Communications.
   Hughes had maintained a lawsuit against the U.S. government since September 1973 regarding the U.S. government's infringement and use of a Hughes patent covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites (the "Williams Patent"). On April 7, 1998, the U.S. Court of Appeals for the Federal Circuit reaffirmed earlier decisions in the Williams Patent case, including an award of $114.0 million in damages, plus interest. In March 1999, Hughes received a payment from the U.S. government as a final settlement of the suit and as a result, recognized as income from discontinued operations a pre-tax gain of $154.6 million.

Liquidity and Capital Resources
   Cash and Cash Equivalents. Cash and cash equivalents were $158.2 million at September 30, 1999 compared to $1,342.0 million at December 31, 1998. The $1,183.8 million decrease was due to increased investments in companies, which included the acquisitions of PRIMESTAR, USSB, the Tempo Satellite assets and
GLB, additional equity investments in DIRECTV Japan, the early buy-out of satellite sale-leasebacks by PanAmSat, additional capital expenditures for satellites and property and equipment and general working capital requirements. These uses of cash were partially funded by GM's $1.5 billion investment in Hughes as part of the alliance with AOL and the $154.6 million received in connection with the settlement of the Williams Patent infringement case.
   Cash used in operating activities for the first nine months of 1999 was $66.5 million, compared to cash provided by operating activities of $332.8 million in the same period of 1998. The decrease was due primarily to increased losses for the first nine months of 1999 and an increase in prepaid dealer commissions and prepaid marketing expenses at the DIRECTV businesses.
   Net cash used in investing activities was $3,597.6 million for the nine months ended September 30, 1999 and $1,524.6 million for the same period in 1998. The substantial increase in 1999 compared to 1998 resulted from increased investments in companies, which included the acquisitions of PRIMESTAR, USSB, Tempo Satellite assets, GLB and additional investments in DIRECTV Japan, and an increase in capital expenditures for satellites and property and equipment, partially offset by a decrease in proceeds from insurance claims related to the loss of satellites in the prior year.
   Net cash provided by financing activities for the first nine months of 1999 was $2,658.1 million, compared to cash used in financing activities of $3.6 million for the same period in 1998. The substantial increase was primarily due to an increase in net borrowings compared to 1998 and proceeds received in 1999 from the issuance of Hughes Series A preferred stock to GM in connection with the AOL transaction.
     Net Cash used in discontinued operations for the first nine months of 1999 was $177.8 million, compared to $78.7 million for the same period in 1998. The change was due primarily to the decrease in income from discontinued operations, net of taxes, and an increase in working capital requirements.
   Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) at September 30, 1999 and December 31, 1998 was 1.92 and 3.03, respectively. Working capital decreased by $810.9 million to $1,918.3 million at September 30, 1999 from $2,729.2 million at December 31, 1998.

                         HUGHES ELECTRONICS CORPORATION


   Common Stock Dividend Policy and Use of Cash. Since the completion of the recapitalization of Hughes in late 1997, the GM Board has not paid, and does not currently intend to pay in the foreseeable future, cash dividends on its GM Class H common stock. Similarly, since such time, Hughes has not paid dividends on its common stock to GM and does not currently intend to do so in the foreseeable future. Future Hughes earnings, if any, are expected to be retained for the development of the businesses of Hughes. Hughes expects to have significant cash requirements in 2000 primarily due to capital expenditures of approximately $1.5 to $2.0 billion for property and equipment as well as expenditures for new satellites. In addition, Hughes expects to increase its investment in affiliated companies, primarily related to its international DIRECTV businesses. Also, although Hughes may be required to make a cash payment to, or receive a cash payment from, Raytheon in connection with the merger of the defense electronics business of Hughes with Ratheon in 1997, the amount of a cash payment to or from Raytheon, if any, is not determinable at this time. These cash requirements are expected to be funded from a combination of cash provided from operations, cash to be received upon the completion of the Boeing transaction, amounts available under credit facilities and debt and equity offerings, as needed.
   Debt and Credit Facilities. At September 30, 1999, Hughes' 75% owned subsidiary, SurFin, had a total of $197.6 million outstanding under a $400.0 million unsecured revolving credit facility expiring in June 2002.
   At September 30, 1999, GLA's 100% owned subsidiary, GLB, had a total of $26.7 million outstanding under a variable rate note.
   In January 1998, PanAmSat issued five, seven, ten and thirty-year notes totaling $750.0 million. The proceeds received were used by PanAmSat to repay $600.0 million of outstanding borrowings.
   PanAmSat maintains a $500.0 million multi-year revolving credit facility and a $500.0 million commercial paper program. The multi-year revolving credit facility provides for a commitment through December 24, 2002. Borrowings under the credit facility and commercial paper program are limited to $500.0 million in the aggregate and are expected to be used to fund PanAmSat's satellite expansion program. No amounts were outstanding under the credit facility at September 30, 1999. $185.0 million was outstanding under the commercial paper program at September 30, 1999.
   In July 1999, in connection with the early buy-out of satellite sale-leasebacks, PanAmSat assumed variable rate notes. The notes bear interest at London Interbank Offered Rate plus 0.25%, and mature on various dates through January 2, 2002. At September 30, 1999, $124.1 million was outstanding.
   Hughes has three unsecured revolving credit facilities totaling $1.6 billion, consisting of a $750.0 million multi-year facility, a $350.0 million 364-day facility and a $500 million bridge facility. The multi-year credit facility provides for a commitment of $750.0 million through December 5, 2002, the 364-day credit facility provides for a commitment of $350.0 million through November 22, 2000 and the bridge facility provides for a $500 million commitment through the earlier of November 22, 2000 or the receipt of proceeds from the issuance of any debt securities of Hughes in a public offering. $665.0 million was outstanding under the multi-year facility at September 30, 1999. No amount was outstanding under the 364-day credit facility or bridge facility at September 30, 1999. The multi-year and 364-day credit facilities provide backup capacity for Hughes' $1.0 billion commercial paper program. $196.6 million was outstanding under the commercial paper program at September 30, 1999.
   At September 30, 1999, other short-term and long-term debt of $82.3 million was outstanding.
   Hughes has filed a shelf registration statement with the Securities and Exchange Commission with respect to an issuance of up to $2.0 billion of debt securities from time to time. Currently, no amounts have been issued under that registration statement.
   In October 1999, Hughes issued $500.0 million of floating rate notes in a private placement with a group of institutional investors. The notes mature on October 23, 2000.
   Acquisitions, Investments and Divestitures. On January 13, 2000, Hughes announced that it had reached an agreement to sell its satellite systems manufacturing businesses to Boeing for $3.75 billion in cash. The transaction, which is subject to regulatory approval, is expected to close in mid-2000. The financial results for the satellite systems manufacturing businesses are treated as discontinued operations for all periods presented herein.
   On September 24, 1999, DIRECTV Japan, Hughes' 42.2% owned affiliate, raised approximately $275 million through the issuance of bonds, convertible into common stock, to five of its major shareholders, including $238.1 million issued to Hughes. If Hughes elects to convert these bonds, Hughes would have a controlling interest in DIRECTV Japan which would require consolidation of the entity which could, in turn, result in increased operating losses for Hughes.
   On July 28, 1999, GLA acquired GLB, the exclusive distributor of DIRECTV services in Brazil, from Tevecap S.A. for approximately $114.0 million plus the assumption of debt. In connection with the transaction, Tevecap also sold its 10% equity interest in GLA to Hughes and The Cisneros Group of Companies, the remaining partners in GLA, which increased Hughes' ownership interest in GLA to 77.8%. As part of the transaction, Hughes also increased its ownership interest in SurFin from 59.1% to 75.0%. The total consideration paid in the transactions amounted to approximately $101.1 million.

                         HUGHES ELECTRONICS CORPORATION


   On May 20, 1999, Hughes acquired by merger all of the outstanding capital stock of USSB, a provider of premium subscription television programming via the digital broadcasting system that it shares with DIRECTV. The total consideration of about $1.6 billion paid in July 1999, consisted of about $0.4 billion in cash and 22.6 million shares of Class H common stock. The USSB acquisition was accounted for using the purchase method of accounting. On January 22, 1999, Hughes agreed to acquire PRIMESTAR's 2.3 million subscriber medium-power direct-to-home satellite business and the high-power satellite assets and related orbital frequencies of Tempo Satellite, a wholly-owned subsidiary of TCI Satellite Entertainment, Inc. On April 28, 1999, the acquisition of PRIMESTAR's direct-to-home business was completed. The purchase price consisted of $1.1 billion in cash and 4.9 million shares of GM Class H common stock, for a total purchase price of $1.3 billion, based on the average market price of $47.87 per share of Class H common stock at the time the acquisition agreement was signed. The purchase price will be adjusted based upon the final adjusted net working capital of PRIMESTAR at the date of closing. The purchase price for the Tempo Satellite assets consisted of $500 million in cash. Of this purchase price, $150 million was paid on March 10, 1999 for a satellite that has not yet been launched and the remaining $350 million was paid on June 4, 1999 for an in-orbit satellite and 11 related satellite orbital frequencies.
   New Accounting Standards. In September 1999, the Financial Accounting Standards Board ("FASB") issued Emerging Issues Task Force Issue 99-10 ("EITF 99-10"), Percentage Used to Determine the Amount of Equity Method Losses. EITF 99-10 addresses the percentage of ownership that should be used to compute equity method losses when the investment has been reduced to zero and the investor holds other securities of the investee. EITF 99-10 requires that equity method losses should not be recognized solely on the percentage of common stock owned; rather, an entity-wide approach should be adopted. Under such an approach, equity method losses may be recognized based on the ownership level that includes other equity securities (e.g., preferred stock) and loans/advances to the investee or based on the change in the investor's claim on the investee's book value. Hughes adopted EITF 99-10 during the third quarter of 1999 which resulted in Hughes recording a higher percentage of DIRECTV Japan's losses subsequent to the effective date of September 23, 1999. The impact of adopting EITF 99-10 was not material to the third quarter 1999 results.
   In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires all derivatives to be recorded as either assets or liabilities and the instruments to be measured at fair value. Gains or losses resulting from changes in the values of those derivatives are to be recognized immediately or deferred depending on the use of the derivative and whether or not it qualifies as a hedge. Hughes plans to adopt SFAS No. 133 by January 1, 2001, as required. Hughes' management is currently assessing the impact of this statement on Hughes' results of operations and financial position.

                         HUGHES ELECTRONICS CORPORATION

Year 2000

   Many computer technologies made or used by Hughes throughout its business have the potential for operational problems if they lack the ability to handle the transition to the Year 2000. Computer technologies include both information technology ("IT") in the form of hardware and software, as well as non-information technology ("Non-IT") which includes embedded technology such as microprocessors.
   Because of the potential disruption that this issue could cause to Hughes' business operations and its customers, a comprehensive, company-wide, Year 2000 program was initiated in 1996 to identify and remediate potential Year 2000 problems. The Year 2000 program addresses both IT and Non-IT systems related to internal systems and Hughes' products and services.
   Hughes' Year 2000 program is being implemented in seven phases, some of which are being conducted concurrently:
   (1)Awareness - establish project teams made up of project leaders from each Hughes operating company, assign responsibilities and establish awareness of Year 2000 issues. The awareness phase has been completed.
   (2)Inventory - identify all systems within Hughes, determine if they are critical and identify responsible personnel for compliance. The inventory phase has been completed. Many of Hughes' systems are already Year 2000 compliant, or had already been scheduled for replacement as part of Hughes' ongoing systems plans.
   (3)Assessment - categorize all systems and determine activities that are required to achieve compliance, including contacting and assessing the Year 2000 readiness of material third party vendors and suppliers of hardware and software. The assessment phase has been completed. All critical systems were identified in this phase and were the primary focus of the project teams. Critical systems identified requiring remediation included satellite control and communication software, broadcast systems and systems utilized in customer service/billing, engineering and manufacturing operations. Hughes has also identified the need to upgrade network control software for customers who have maintenance agreements with Hughes. Hughes' in-orbit satellites do not have date-dependent processing.
   (4)Remediation - modify, repair or replace categorized systems. Remediation tasks have been completed on all critical systems.
   (5)Testing - test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 compliance. Testing has been successfully completed on all critical systems.
   (6)Implementation  - once a remediated  system and its  interfaces  have been successfully tested, the system will be put into its operating environment. The majority of the remediated systems have been placed into their operating environment.
   (7)Contingency Planning - development and execution of plans that narrow the focus on specific areas of significant concern and concentrate resources to address them. Hughes has developed contingency plans to address the risk of any critical system not being Year 2000 compliant. These contingency plans are frequently reviewed and updated as necessary. Hughes currently believes that the most reasonably likely worst case scenario is a temporary loss of functionality in satellite control and communication software. The loss of real-time satellite control software functionality for these satellites would be addressed through the use of back-dated processors or through manual procedures. These alternative procedures would restore any loss in functionality but could result in slightly higher operating costs until the Year 2000 problems are corrected.

   Hughes has utilized both internal and external resources for the remediation and testing of its systems that are undergoing Year 2000 modification. Hughes has incurred and expensed approximately $9 million during the first nine months of 1999 and approximately $4 million during 1998, related to the assessment of, and on-going efforts in connection with, its Year 2000 program. Future spending for remaining system remediation and testing is currently estimated to be from $1.6 million to $2 million. Each Hughes operating company is funding its respective Year 2000 efforts with current and future operating cash flows. Hughes has received certification of Year 2000 compliance from a majority of its critical third parties. For those third party systems that are not yet Year 2000 compliant, Hughes has identified action plans or alternatives to meet Hughes' requirements.

                         HUGHES ELECTRONICS CORPORATION

Year 2000 - concluded

   As of the date of this filing, Hughes has experienced no significant problems related to the Year 2000 conversion either domestically or in foreign locations. After extensive system verification and testing all computerized information and process control systems are operating normally. The performance of critical customers and suppliers continues without notable changes. Production and business activities are normal at all locations. Hughes also has not received any material complaints regarding any Year 2000 issues related to its products. However, Hughes cannot assure that problems will not arise.
   Hughes continues to monitor the status of its operations, suppliers and distribution channels to ensure no significant business interruptions.

   The satellite systems manufacturing businesses have incurred and expensed approximately $6 million and approximately $5 million during 1998 related to the Year 2000. Approximately $5 million was incurred in the fourth quarter of 1999. Future spending for the satellite systems manufacturing businesses is estimated at approximately $1 million. As of the date of the filing, the satellite systems manufacturing businesses have experienced no significant problems related to the Year 2000 conversions, however, Hughes cannot assure you that problems will not arise.

                         HUGHES ELECTRONICS CORPORATION

Security Ratings
   On January 14, 2000, subsequent to the announced sale of Hughes' satellite systems manufacturing businesses to Boeing, Standard & Poor's Rating Services ("S&P") and Moody's Investors Service ("Moody's") each affirmed its respective debt ratings for Hughes. S&P maintained its BBB - minus credit rating, which indicates the issuer has adequate capacity to pay interest and repay principal. S&P maintained the short-term corporate credit and commercial paper ratings at A-3. S&P revised its outlook to positive from negative.
   Moody's confirmed Hughes' Baa2 long-term credit and P-2 commercial paper ratings. While the outlook remains negative, Moody's ended its review for possible downgrade. The Baa2 rating for senior debt indicates adequate likelihood of interest and principal payment and principal security. The P-2 commercial paper rating is the second highest rating available and indicates that the issuer has a strong ability for repayment relative to other issuers.
   Debt ratings by the various rating agencies reflect each agency's opinion of the ability of issuers to repay debt obligations as they come due. Lower ratings generally result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

                         HUGHES ELECTRONICS CORPORATION


                        Unaudited Summary Financial Data
                              Selected Segment Data


Supplemental Data
  In order to provide additional analytical data to the users of Hughes financial information, supplemental data, including certain ratios and balances not presented elsewhere in the document, are provided.

                      Direct-To-
                      Home         Satellite    Network    Eliminations
(Dollars in Millions) Broadcast    Services     Systems      and Other    Total
--------------------------------------------------------------------------------
For the Three Months Ended:
September 30, 1999
Total Revenues        $1,144.6      $210.7       $426.2      $(153.7)  $1,627.8
--------------------------------------------------------------------------------
Operating Profit
   (Loss)               $(67.6)      $98.2        $32.2       $(80.0)    $(17.2)
Operating Profit
   Margin                    -        46.6%         7.6%           -          -
EBITDA (1)               $47.7      $169.0        $44.3       $(75.8)    $185.2
EBITDA Margin(1)           4.2%       80.2%        10.4%           -       11.4%
--------------------------------------------------------------------------------
Depreciation and
  Amortization          $115.3       $70.8        $12.1         $4.2     $202.4
Capital Expenditures     $97.6(2)   $347.8(3)      $5.4        $41.4     $492.2
--------------------------------------------------------------------------------

September 30, 1998
Total Revenues          $459.1      $186.5       $267.7       $(58.1)    $855.2
--------------------------------------------------------------------------------
Operating Profit
   (Loss)               $(61.8)      $78.2        $16.9       $(36.7)     $(3.4)
Operating Profit
   Margin                    -        41.9%         6.3%           -          -
EBITDA(1)               $(30.6)     $135.7        $28.3       $(37.5)     $95.9
EBITDA Margin(1)             -        72.8%        10.6%           -       11.2%
--------------------------------------------------------------------------------
Depreciation and
  Amortization           $31.2       $57.5        $11.4        $(0.8)     $99.3
Capital Expenditures     $82.0(2)   $190.7(3)     $10.7       $(21.4)    $262.0
--------------------------------------------------------------------------------
For the Nine Months Ended:
September 30, 1999
Total Revenues        $2,571.4      $604.6       $998.2      $(311.9)  $3,862.3
--------------------------------------------------------------------------------
Operating Profit
   (Loss)              $(159.4)     $258.9        $25.7      $(188.5)    $(63.3)
Operating Profit
   Margin                    -        42.8%         2.6%           -          -
EBITDA(1)                $44.8      $465.9        $63.4      $(177.0)    $397.1
EBITDA Margin(1)           1.7%       77.1%         6.4%           -       10.3%
--------------------------------------------------------------------------------
Depreciation and
  Amortization          $204.2      $207.0        $37.7        $11.5     $460.4
Capital Expenditures    $253.4(2)   $823.0(3)     $23.1        $45.9   $1,145.4
--------------------------------------------------------------------------------

September 30, 1998
Total Revenues        $1,248.5      $570.6       $674.1      $(117.8)  $2,375.4
--------------------------------------------------------------------------------
Operating Profit
   (Loss)              $(133.6)     $236.7       $(20.2)      $(87.0)     $(4.1)
Operating Profit
   Margin                    -        41.5%           -            -          -
EBITDA(1)               $(56.4)     $409.0         $9.6       $(89.7)    $272.5
EBITDA Margin(1)             -        71.7%         1.4%           -       11.5%
--------------------------------------------------------------------------------
Depreciation and
  Amortization           $77.2      $172.3        $29.8        $(2.7)    $276.6
Capital Expenditures    $130.1(2)   $605.0(3)     $26.4       $114.5     $876.0
--------------------------------------------------------------------------------


(1)EBITDA is defined as operating profit (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. EBITDA margin is calculated by dividing EBITDA by total revenues. See discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations.
(2)Includes satellite expenditures amounting to $13.6 million, $38.0 million, $89.1 and $38.0 million, respectively.
(3)Includes satellite expenditures amounting to $93.2 million, $182.2 million, $408.8 million and $422.2 million, respectively. Also included are expenditures related to the early buy-out of satellite sale-leasebacks totaling $228.2 million for the third quarter of 1999 and $369.5 million and $155.5 million for the first nine months of 1999 and 1998, respectively.